Exhibit 99.1

WebMediaBrands Receives Nasdaq Notification Letter

FOR IMMEDIATE RELEASE

(Darien, CT – September 17, 2009) -- WebMediaBrands Inc. (Nasdaq: WEBM), an Internet media company concentrating on BtoB communities, today announced that on September 16, 2009, it received a notice from the Nasdaq Stock Market indicating that it no longer complies with the requirements of Nasdaq Marketplace Rule 5450(a)(1) for continued listing on the Nasdaq Global Market.  The rule requires that shares of WebMediaBrands’s stock maintain a minimum bid price of $1.00 per share.
WebMediaBrands has 180 calendar days, or until March 15, 2010, in which to regain compliance with the listing requirement.  If WebMediaBrands does not regain compliance prior to the expiration of the 180-day grace period, Nasdaq will provide written notice that WebMediaBrands’s securities are subject to delisting.  Alternatively, WebMediaBrands may be eligible for an additional 180-day grace period if it meets the initial listing standards, with the exception of bid price, for the Nasdaq Capital Market.  To avail itself of this option, WebMediaBrands will need to submit an application to transfer its securities to the Nasdaq Capital Market.

About WebMediaBrands Inc.

WebMediaBrands Inc. (Nasdaq: WEBM, www.webmediabrands.com), headquartered in Darien, Connecticut, is an Internet media company concentrating on BtoB communities.  WebMediaBrands currently has three online communities:  Internet.com for IT managers and Web developers; Mediabistro.com for media professionals and Graphics.com for design and creative professionals.  All three communities offer job boards, marketplaces, online education offerings and events.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example:  the continued listing of WebMediaBrands’s securities on the Nasdaq Global Market; the competitive environment in which WebMediaBrands competes; the unpredictability of WebMediaBrands’s future revenues, expenses, cash flows and stock price; and WebMediaBrands’s dependence on a limited number of advertisers.   For a more detailed discussion of such risks and uncertainties, refer to WebMediaBrands’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and WebMediaBrands assumes no obligation to update the forward-looking statements after the date hereof, except as required by law.

All current WebMediaBrands press releases can be found online at www.webmediabrands.com/corporate/press.html

For information on WebMediaBrands contact:

Beth Ritter
Senior Marketing Manager
203-662-2922
press@webmediabrands.com